Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated May 2, 2023 for the registration of 200,000 shares of Class A common stock pertaining to the Hyster-Yale Materials Handling, Inc. Non-Employee Directors’ Equity Compensation Plan of our reports dated February 27, 2023, with respect to the consolidated financial statements of Hyster-Yale Materials Handling, Inc., and the effectiveness of internal control over financial reporting of Hyster-Yale Materials Handling, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
May 2, 2023